EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT
                         DATED AS OF NOVEMBER 29, 1998
                                  BY AND AMONG
                              TRISTAR CORPORATION
                                      AND
                          TRANSVIT HOLDING CORPORATION
                             COVERING THE PURCHASE
                       OF ALL OF THE CORPORATE CAPITAL OF
                        TRISTAR DE MEXICO, S.A. DE C.V.
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                               TABLE OF CONTENTS

1.      General Definitions........................     1
        1.1   Affiliate............................     1
        1.2   Existing Tristar Products............     2
        1.3   Governmental Authority...............     2
        1.4   Governmental Requirement.............     2
        1.5   New Tristar Products.................     2
        1.6   Person...............................     2
        1.7   Redemption Price.....................     2
        1.8   Section..............................     2
        1.9   Series A Preferred...................     2
        1.10  Taxes................................     2
        1.11  Tristar Products.....................     2
2.      Purchase and Sale of the Stock, Closing
        Date.......................................     3
        2.1   Purchase and Sale....................     3
        2.2   Delivery and Endorsement of
              Certificates.........................     3
        2.3   Closing Date.........................     3
3.      Purchase Price and Payment
4.      Representation and Warranties of Seller....     3
        4.1   Incorporation........................     3
        4.2   Share Capital........................     3
        4.3   Subsidiaries.........................     4
        4.4   Effect of Agreement..................     4
        4.5   Authorization........................     4
        4.6   Brokers and Finders..................     4
        4.7.. Debt of Target.......................     4
5.      Representations and Warranties of
        Purchaser..................................     4
        5.1   Incorporation........................     4
        5.2   Authorization........................     4
        5.3   Brokers and Finders..................     4
6.      Continuing Obligations of Seller...........     5
        6.1   Target's Option to Purchase New
              Tristar Products/Existing Tristar
              Products, etc........................     5
        6.2   Price of Option Products.............     5
7.      Conditions to Obligations or Purchasers....     5
        7.1   Accuracy of Representations and
              Warranties and Fulfillment of
              Covenants............................     5
        7.2   No Governmental Actions..............     6
        7.3   Transfer and Assignment Documents....     6
8.      Conditions Precedent to Obligations of
        Seller.....................................     6
        8.1   Accuracy of Representations and
              Warranties and Fulfillment of
              Covenants............................     6
        8.2   Delivery of Purchase Price...........     6
        8.3   Approval of Counsel..................     6
9.      Expenses...................................     6
10.     Further Actions............................     6

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11.     Arbitration................................     7
12.     Option to Repurchase, Exercise Price;
        Repurchase Closing Date....................     7
13.     Notices....................................     7
14.     General Provisions.........................     8
        14.1  Governing Law, Interpretations;
              Section Headings.....................     8
        14.2  Severability.........................     8
        14.3  Entire Agreement.....................     9
        14.4  Survivability, Binding Effect........     9
        14.5  Assignment...........................     9
        14.6  Amendment, Waiver....................     9
        14.7  Counterparts.........................     9
        14.8  Telecopy Execution and Delivery......     9

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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into to be effective as of the 29th day of November, 1998, by and among TRISTAR CORPORATION, a Delaware corporation ("SELLER") and TRANSVIT HOLDING CORPORATION, a British Virgin Islands corporation ("PURCHASER").

                                   WITNESSETH

     WHEREAS, Seller holds all of the corporate capital of Tristar de Mexico, S.A. de C.V., a business organized under the laws of the United Mexican States ("TARGET"), being 9,996 shares of stock, 1,000 new pesos par value per share (the "STOCK"), and desires to sell the Stock to Purchaser pursuant to this Agreement as hereinafter provided; and

     WHEREAS, Purchaser desires to acquire the Stock from Seller in accordance with the terms and provisions set forth in this Agreement; and

     WHEREAS, Seller desires to sell to Purchaser the Stock in accordance with the terms and provisions set forth herein; and

     WHEREAS, Purchaser desires to grant to Seller an option to repurchase the Stock in accordance with the terms and provisions set forth herein; and

     WHEREAS, Seller desires to obtain from Purchaser an option to repurchase the Stock in accordance with the terms and provisions set forth herein; and

     WHEREAS, Purchaser desires to obtain for Target an option to purchase certain products from Seller on the terms and provisions set forth herein; and

     WHEREAS, Seller desires to grant to Target an option to purchase certain products from Seller on the terms and provisions set forth herein; and

     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the transactions contemplated hereby.

     NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. GENERAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below.

     1.1 AFFILIATE. "AFFILIATE" of any Person shall mean any Person controlling, controlled by or under common control with such Person.

     1.2 EXISTING TRISTAR PRODUCTS. "EXISTING TRISTAR PRODUCTS" shall mean Seller's products which (a) are sold by Seller in the retail market in the United States of America and (b) were first sold by Seller in such market on or before the Closing Date, and "EXISTING TRISTAR PRODUCT" shall mean any of them.

     1.3 GOVERNMENTAL AUTHORITY. "GOVERNMENTAL AUTHORITY" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

     1.4 GOVERNMENTAL REQUIREMENT. "GOVERNMENTAL REQUIREMENT" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.
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     1.5  NEW TRISTAR PRODUCTS.  "NEW TRISTAR PRODUCTS" shall mean Seller's products which (a) are sold by Seller in the retail market in the United States of America and (b) are first sold by Seller in such market at any time after the Closing Date, and "NEW TRISTAR PRODUCT" shall mean any of them.

     1.6 PERSON. "PERSON" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

     1.7  REDEMPTION PRICE.  "REDEMPTION PRICE" shall mean $7.62 per share.

     1.8 SECTION. "SECTION" shall mean the section of this Agreement referred to by number.

     1.9 SERIES A PREFERRED. "SERIES A PREFERRED" shall mean the Series A Convertible Preferred Stock, $.05 par value, issued by Seller.

     1.10 TAXES. "TAX" and "TAXES" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

     1.11 TRISTAR PRODUCTS "TRISTAR PRODUCTS" shall mean the Existing Tristar Products and the New Tristar Products, collectively, and "TRISTAR PRODUCT" shall mean any of them.

     2.  PURCHASE AND SALE OF THE STOCK; CLOSING DATE.

     2.1 PURCHASE AND SALE. Subject to the terms and conditions herein contained, Seller agrees (a) to sell, assign, transfer and deliver to Purchaser at the Closing (as hereinafter defined) all right, title and interest in and to the Stock, the Stock being all of the issued and outstanding capital stock of Target and (b) to be bound by the ongoing obligations set forth in SECTIONS 6.1 and 6.2. Subject to the terms and conditions herein contained, Purchaser agrees to purchase from Seller the Stock and to pay at the Closing the Purchase Price (as hereinafter defined) pursuant to the provisions of SECTION 3 below.

     2.2 DELIVERY AND ENDORSEMENT OF CERTIFICATES. At the Closing, Seller shall deliver to Purchaser certificates representing the Stock, duly endorsed in blank by Seller, or accompanied by stock powers duly executed in blank by Seller, and with all necessary transfer tax and other revenue stamps, acquired at Seller's expense, affixed and canceled. Seller agrees to cure any deficiencies with respect to the endorsements of the certificates representing the Stock or with respect to the stock powers accompanying any such certificates.

     2.3 CLOSING DATE. Subject to the terms and conditions contained herein, the consummation of transactions referred to above shall take place (the "CLOSING") on or before March 10, 1999, at the offices of Fulbright &
Jaworski, L.L.P. in San Antonio, Texas, or at such other time, date and place as Purchaser and Seller shall in writing designate the "CLOSING DATE").

     3. PURCHASE PRICE AND PAYMENT. The aggregate consideration for (a) the Stock, (b) the options granted to Target and the restriction on Seller's sale of the Option Products (defined below) set forth in SECTION 6.1 and (c) the pricing agreements of Seller set forth in SECTION 6.2 (the "PURCHASE PRICE") shall be $2,686,000. An amount equal to the Purchase Price shall be applied first to the reduction of the outstanding principal amount of the Tristar Indebtedness (as defined below) and then, to the extent that the Purchase Price exceeds the outstanding principal amount of the Tristar Indebtedness, to redeem shares of the Series A Preferred issued to Nevell Investments, S.A. ("NEVELL") at the Redemption Price. As used herein, the term "TRISTAR INDEBTEDNESS" shall mean, collectively, that one certain promissory note dated April 25, 1994 in the original principal amount of $2,600,000 executed by Seller and payable to the order of Nevell and that one certain promissory note dated December 13, 1994 in the original principal amount of $4,000,000 executed by Seller and payable to the order of Nevell.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows:

     4.1 INCORPORATION. Target is a business organized under the laws of the United Mexican States.

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     4.2  SHARE CAPITAL.  The corporate capital of Target consists of the Stock.
There are not outstanding subscriptions, options, warrants, calls, commitments, obligations or agreements relating to any of the corporate capital of Target. Seller owns all of the Stock free and clear of all liabilities, liens, encumbrances, pledges, trusts, voting trusts or stockholders' agreements, equities, charges, options, conditional sale or title retention agreements, covenants, restrictions, reservations, commitments, obligations or other burdens or encumbrances of any nature whatsoever, and the consummation of the purchase and sale contemplated by this Agreement will transfer to Purchaser title to the Stock free and clear of any such items.

     4.3 SUBSIDIARIES. Target does not, directly or indirectly, own or control any capital stock, bonds or other securities of, or have any proprietary interest in, any corporation, association, partnership, firm or business organization or enterprise, nor does it directly or indirectly control the management of any such entities, nor does it have any obligation to acquire any such interest in the future.

     4.4 EFFECT OF AGREEMENT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) result in any breach of any of the terms or conditions of the organizational documents of Target or (b) conflict with, or result in a breach of or default under, the terms of any agreement, contract, indenture or other instrument to which the Target is a party or to which any of its property is subject.

     4.5 AUTHORIZATION. Seller has full legal right, power and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by Seller. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other laws affecting generally the rights of creditors or by principles of equity.

     4.6 BROKERS AND FINDERS. No broker or finder has acted for Target or Seller in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller or Target.

     4.7 DEBT OF TARGET. To Seller's knowledge, Target has no material debt or obligations of any kind, fixed or contingent, matured or unmatured, other than those obligations that have been previously disclosed to Purchase by Seller.

     5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

     5.1 INCORPORATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

     5.2 AUTHORIZATION Purchaser has full legal right and corporate power to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligations of Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other laws affecting generally the rights of creditors or by principles of equity.

     5.3 BROKERS AND FINDERS. No broker or finder has acted for Purchaser in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

     6.  CONTINUING OBLIGATIONS OF SELLER.

     6.1 TARGET'S OPTION TO PURCHASE NEW TRISTAR PRODUCTS/EXISTING TRISTAR PRODUCTS, ETC.

     (a) Target shall have the option to purchase from Seller for sale in the United Mexican States any Existing Tristar Product from and after the Closing Date by notifying Seller of its desire to do so on the Closing Date.

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     (b)  Target shall additionally have the option to purchase from Seller for sale in the United Mexican States any New Tristar Product by notifying Seller of its desire to do so within 120 days of Target's receipt of notice from Seller that Seller intends to market such New Tristar Product.

     (c) In the event Target timely exercises its option to sell any of the Existing Tristar Products or any of the New Tristar Products (whether one or more, the Existing Tristar Products and the New Tristar Products for which Target has exercised its option to so purchase and sell are hereinafter referred to as the "OPTION PRODUCTS") by notifying Seller of such exercise in writing by the date or within the period set forth above, then, so long as Seller determines that Target is using its best good faith efforts to market and sell such Option Products in the formal market in the United Mexican States, Seller
(i) shall not sell such Option Products directly to the formal market in the United Mexican States and (ii) shall not knowingly sell, directly or indirectly, such Option Products to the formal market in the United Mexican States from or through the United States of America.

     (d) Nothing in this Agreement shall be deemed or construed in any manner whatsoever to restrict Seller's sale of any of Seller's products other than the Option Products or restrict the sale of the Option Products except as set forth in SECTION 6.1(C) above.

     6.2 PRICE OF OPTION PRODUCTS. After the Closing Date, subject to the terms and provisions of this Agreement, Seller shall sell the Option Products to Target until November 29, 2001, at the prices and on the terms set forth on
SCHEDULE 6.2 attached hereto and made a part hereof, PROVIDED, HOWEVER, (a) beginning on September 1, 1999, and on each September 1 thereafter, the prices on SCHEDULE 6.2 shall be subject to normal inflation pricing increases AND (b) the prices on SCHEDULE 6.2 shall be subject to adjustment as required by the results of the independent transfer pricing study presently being conducted.

     7. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser hereunder to proceed to closing are, at the option of Purchaser, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by the Purchaser in its sole discretion):

     7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND FULFILLMENTS OF COVENANTS. The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each and all of the agreements and covenants of Seller to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed.

     7.2 NO GOVERNMENTAL ACTIONS. No action or proceeding before a Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement. No Governmental Authority shall have taken any other action as a result of which the management of Purchaser reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreements.

     7.3 TRANSFER AND ASSIGNMENT DOCUMENTS. Seller shall have delivered to Purchaser all documents reasonably necessary or required to effectively transfer and assign the Stock to Purchaser, such transfer and assignment to convey title to the Stock to Purchaser, free and clear of all liens and encumbrances whatsoever, and to be in form and substance reasonably satisfactory to Purchaser and its counsel.

     8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller hereunder are, at its option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Seller, in its sole discretion):

     8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND FULFILLMENT OF COVENANTS. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each of the agreements and covenants of Purchaser to be performed on or before the Closing Date shall have been performed.

     8.2 DELIVERY OF PURCHASE PRICE. Purchaser shall delivered to Seller all documents, in form and substance reasonably acceptable to Seller's counsel, necessary to evidence an aggregate amount equal to the

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Purchase Price in the reduction of the outstanding principal amount of the
Tristar Indebtedness and, to the extent that the Purchase Price exceeds the outstanding principal amount of the Tristar Indebtedness, to the reduction of accrued and unpaid distributions on the shares of the Series A Preferred issued to Nevell and to the Redemption Price due from Seller to Nevell for an equal number of shares of the Series A Preferred Stock issued to Nevell.

     8.3 APPROVAL OF COUNSEL. All actions, proceedings, instruments and documents required or incidental to carrying out this Agreement and all other related legal matters shall have been approved by Fulbright & Jaworski, L.L.P., counsel to Seller.

     9. EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties will pay all costs and expenses of its performance of and compliance with this Agreement.

     10. FURTHER ACTIONS. From time to time, at the request of any party hereto, the other parties hereto shall execute and deliver such instruments and take such action as may be reasonably requested to evidence the transactions contemplated hereby.

     11. ARBITRATION. The parties agree that any dispute or controversy arising out of or in connection with this Agreement or any alleged breach hereof shall be settled by arbitration in San Antonio, Texas pursuant to the rules of the State of Texas. If Purchaser, on the one hand, and Seller on the other hand, cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by Purchaser, on the one hand (or, if either fails to make a choice, by a court of competent jurisdiction on behalf of such party), and the two arbitrators so chosen will select a third. The decisions of the single arbitrator jointly selected by the parties, or, if three arbitrators are selected, the decision of any two of them, will be final and binding upon the parties and the judgment of a court of competent jurisdiction may be entered thereon. Each party shall pay the fees and expenses of its chosen arbitrator, and the fees and expenses of the third arbitrator shall be shared equally by the parties.

     12.  OPTION TO REPURCHASE; EXERCISE PRICE; REPURCHASE CLOSING
DATE. Purchaser hereby grants to Seller the option to repurchase the Stock, to terminate the options and the restrictions on Seller's sales of the Option Products set forth in SECTION 6.1 and to terminate the pricing provisions set forth in SECTION 6.2 (the "REPURCHASE OPTION" on the same terms and conditions as Purchaser purchased the same from Seller hereunder; PROVIDED, HOWEVER, the purchase price for the Stock, the termination of the options and the restrictions on Seller's sales of the Option Products set forth in SECTION 6.1 and the termination of the pricing provisions set forth in SECTION 6.2 (the "REPURCHASE PRICE") shall be an amount equal to the sum of (a) the difference between (i) $2,540,000 MINUS (ii) the net book value of Target as of the Closing date, PLUS (b) interest at the rate of ten percent (10%) per annum on (i) such difference from the Closing Date until the closing of the repurchase of the Stock, the termination of the options and the restrictions on Seller's sales of the Option Products set forth in SECTION 6.1 and the termination of the pricing provisions set forth in SECTION 6.2 (the "REPURCHASE CLOSING") and (ii) any additional investment(s) made by the Purchaser to Target after the Closing Date from the date of such investment(s) until the Repurchase Closing PLUS (c) the net book value of Target as of the Repurchase Closing. The Repurchase Option shall be exercisable at any time prior to the fifth anniversary of the Closing Date by written notice from Seller to Purchaser. If Seller exercises the Repurchase Option, the Repurchase Closing shall take place at the offices of Fulbright & Jaworski, L.L.P., 300 Convent, Suite 2200, San Antonio, Texas, commencing at 10:00 a.m. local time not later than 60 days following Seller's exercise of the Option (the "REPURCHASE CLOSING DATE").

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     13.  NOTICES.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telex or telegram or by facsimile or other similar instantaneous electronic transmission device or mailed first class, postage prepaid, certified United States mail, return receipt requested, as follows:

        (a)  If to Purchaser, at:
            Transvit Holding Corporation
            P.O. Box 7707
            Dubai, U.A.E.
            Attention: B.J. Harid
            Facsimile No. (011) 9714 556885

             With a copy to:
            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
            300 Convent, Suite 1500
            San Antonio, Texas 78205
            Attention: Stephen C. Mount
            Facsimile No. (210) 224-2035

        (b)  If to Seller, at:

             Tristar Corporation
            12500 San Pedro Avenue, Suite 500
            San Antonio, TX 78216
            Attention: President
            Facsimile No. (210) 402-2216

             With a copy to:

             Fulbright & Jaworski L.L.P.
            300 Convent Street, Suite 2200
            San Antonio, Texas 78205
            Attention: Phillip M. Renfro
            Facsimile No. (210) 270-7205

provided that any party may change its address for notice by giving to the other party written notice of such change. Any notice given under this SECTION 13 shall be effective (i) if delivered personally, when delivered, if sent by telex or telegram or by facsimile or other similar instantaneous electronic transmission device, 24 hours after sending and (ii) if mailed, 48 hours after mailing.

     14.  GENERAL PROVISIONS.

     14.1 GOVERNING LAW, INTERPRETATION; SECTION HEADINGS. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

     14.2 SEVERABILITY. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Texas, or under any other applicable laws of any other jurisdiction, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intentions of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties

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hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use commercially reasonable effort to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party hereto may initiate arbitration as provided in SECTION 11 above.

     14.3 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     14.4 SURVIVABILITY, BINDING EFFECT. The representations and warranties set forth herein shall survive the consummation of this Agreement. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     14.5 ASSIGNMENT. Except as specifically permitted herein, this Agreement and the rights and obligations of the parties hereto shall not be assigned or delegated by either party hereto without the prior written consent of the other party hereto.

     14.6 AMENDMENT WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, representatives, warranties, covenants or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition contained in this Agreement, or of the breach of any term, provision, representation, warranty or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision, representation, warranty or covenant.

     14.7 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories.

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     14.8  TELECOPY EXECUTION AND DELIVERY.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of either party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

                           [signatures on next page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          Purchaser:
                                          TRANSIT HOLDING CORPORATION
                                          By:
                                          Name:
                                          Title:
                                          Seller:
                                          TRISTAR CORPORATION
                                          By:
                                          Name:
                                          Title:

ACCEPTED AND AGREED TO:
NEVIL INVESTMENTS, S.A.
By:
Name:
Title:

                                                                    Schedule 6.2
                                 OPTION PRODUCTS

                    EXISTING BRANDS CURRENTLV SOLD BY TRISTAR
                        CORPORATION TO TRISTAR DE MEXICO

     EURO COLLECTIONS                       Price to Tristar de Mexico
     Euro Collections - 100 ml              $1.35 each
     Euro Collections - Body Spray          $.47 each
     Euro Collections - Body Glitter        $.75 each


     PREMIERE EDITIONS
     Premiere - EDT - Tall Unit Cartons     $.67 each
     Premiere - EDT - Short Unit Cartons    $.60 each
     Premiere - Body Sprays                 $.47 each


        BRANDS SOLD IN THE UNITED STATES FORMAL/RETAIL MARKET TO BE MADE
                   AVAILABLE TO TRISTAR DE MEXICO (SEE NOTE):

     Euro Collections
           Fragrances
           Body Sprays
           Glitter
           After Shave
           Garden Fragrances
           Garden Body Sprays

     Premiere Editions                    SELLER RESERVES OPTION, UNDER
           Fragrances                     SECTION 6.1.a HEREOF, TO PURCHASE
           Body Sprays                    ANY OR ALL OF THESE PRODUCTS.
           Botanical Fragrances
           Botanical Body Sprays

     DCA
           Fragrances
           Minis
           Lipsticks

           Regal Collections
           Fragrances
           Country Scents Fragrances

     Apple
           Pencils - bar coded

     Simply You
           Dust Powder
           Shaker Talc

                                  Schedule 6.2

    Note: Prices to be determined upon Tristar de Mexico's acceptance of brands.